                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


                          Berkshire Hills Bancorp, Inc.
                  -------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                  -------------------------------------------
                         (Title of Class of Securities)

                                    084680107
                  -------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
                  -------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.084680107
         ---------

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1.      NAMES OF REPORTING PERSONS.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Berkshire Bank Employee Stock Ownership Plan
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a) /__/
        (b) /__/
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3. SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Commonwealth of Massachusetts
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                        5.      SOLE VOTING POWER
                                        0
NUMBER OF               --------------------------------------------------------
SHARES                  6.      SHARED VOTING POWER
BENEFICIALLY                            444,471
OWNED BY                --------------------------------------------------------
EACH                    7.      SOLE DISPOSITIVE POWER
REPORTING                               444,471
PERSON WITH             --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER
                                        0
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        444,471
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10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1% of 8,708,404 shares of Common Stock outstanding as of
        December 31, 2006.
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12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        EP
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                                 BERKSHIRE BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN

                                 SCHEDULE 13G/A

ITEM 1.

      (a)   Name of Issuer:

            Berkshire Hills Bancorp, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            24 North Street
            Pittsfield, Massachusetts 01201

ITEM 2.

      (a)   Name of Person Filing:

            Berkshire Bank
            Employee Stock Ownership Plan
            Trustee:  First Bankers Trust Services, Inc.
                      2321 Kochs Lane
                      Quincy, Illinois 62305

      (b)   Address of Principal Business Office or, if none, Residence:

            24 North Street
            Pittsfield, Massachusetts 01201

      (c)   Citizenship:

            See Page 2, Item 4.

      (d)   Title of Class of Securities:

            Common Stock, par value $0.01 per share

      (e)   CUSIP Number:

            See Page 1.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          (f)[x] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

ITEM 4.     OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a) Amount beneficially owned: See Page 2, Item 9.

            (b) Percent of class: See Page 2, Item 11.

            (c) Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: See Page 2,
                           Item 5.

                  (ii) Shared power to vote or to direct the vote: See Page 2, Item 6.

                  (iii) Sole power to dispose or to direct the disposition of: See Page 2, Item 7.

                  (iv) Shared power to dispose or to direct the disposition of: See Page 2, Item 8.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following o.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 8, 2007
                ------------------------------------------------
                                      Date

                               /s/ Linda J. Shultz
                ------------------------------------------------
                                    Signature

                                 Linda J. Shultz
                 First Bankers Trust Services, Inc., as Trustee
                ------------------------------------------------
                                   Name/Title